As filed with the Securities and Exchange Commission on May 12, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SEQUANS COMMUNICATIONS S.A.
(Exact name of registrant as specified in its charter)

French Republic	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
15-55 boulevard Charles de Gaulle
92700 Colombes, France
Telephone: +33 1 70 72 16 00
(Address and telephone number of Registrant’s principal executive offices)
GKL Corporate/Search, Inc.
One Capitol Mall, Suite 660
Sacramento, California 95814
Telephone: +1 916 442 7652
(Name, address, and telephone number of agent for service)
Copies to:
Brett Cooper, Esq.
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, California 94105
Telephone: +1 415 773-5700
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company          ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 12, 2023
PROSPECTUS
46,733,972 Ordinary Shares
SEQUANS COMMUNICATIONS S.A.
Represented by up to 11,683,493 American Depositary Shares
This prospectus relates to the proposed resale or other disposition of up to 46,733,972 of our ordinary shares, which may be represented by up to 11,683,493 American Depositary Shares, or ADSs, by the Selling Securityholders identified in the “Selling Securityholders” section of this prospectus, or any of their transferees or other successors-in-interest. The ordinary shares underlying the ADSs are being registered pursuant to the requirements of that certain Registration Rights Agreement, dated as of April 12, 2023, by and between us and certain of the Selling Securityholders (the “Registration Rights Agreement”) and that certain Registration Rights Agreement, dated as of January 11, 2022, by and between us and Renesas Electronics Corporation (“Renesas”), a Selling Securityholder (the “Renesas Registration Rights Agreement” and, collectively, with the Registration Rights Agreement, the “Registration Rights Agreements”) to permit the Selling Securityholders to sell ADSs representing the ordinary shares from time to time in the public market.
We are not selling any ADSs or ordinary shares under this prospectus, and we will not receive any proceeds from the sales or other dispositions of the ordinary shares (or ADSs representing such shares) held by the Selling Securityholders.
The Selling Securityholders or their respective pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the ordinary shares (or ADSs representing such shares) described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to the sales of ordinary shares (or ADSs representing such shares). We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 32 for more information about how the Selling Securityholders may sell or dispose of their ordinary shares (or ADSs representing such shares).
Our ordinary shares, in the form of ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS.” Each ADS will represent four ordinary shares, nominal value €0.01 per share. On May 11, 2023, the last reported sale price of our shares on the NYSE was $2.30 per ADS.

Investing in our ordinary shares or ADSs involves a high degree of risk. Before deciding whether to invest in our ordinary shares or the ADSs, you should consider carefully the risks and uncertainties incorporated by reference under the heading “Risk Factors” beginning on page 7 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Owning our securities may subject you to tax consequences both in France and in the United States. This prospectus and any applicable prospectus supplement may not describe these consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement. In addition, your ability to enforce civil liberties under U.S. federal securities law may be affected adversely by the fact that we are incorporated under the laws of France, many of our officers and directors and experts named in this prospectus are residents of France or elsewhere outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated               , 2023

i

ABOUT THIS PROSPECTUS
This prospectus relates to the proposed resale or other disposition of up to 46,733,972 of our ordinary shares, which may be represented by up to 11,683,493 American Depositary Shares, or ADSs, by the Selling Securityholders. Such ADSs representing ordinary shares were issued by our company to the Selling Securityholders (i) on April 13, 2023, pursuant to the Securities Purchase Agreement, dated April 3, 2023, by and between us and the purchasers set forth therein (the “Securities Purchase Agreement”) and (ii) on January 11, 2022, pursuant to the Securities Purchase Agreement, dated December 22, 2021 by and between us and Renesas Electronics Corporation (the “Renesas Securities Purchase Agreement” and, collectively with the Securities Purchase Agreement, the “Securities Purchase Agreements”). The Selling Securityholders acquired the ordinary shares from us in private placements pursuant to the Securities Purchase Agreements. The ordinary shares underlying the ADSs are being registered pursuant to the requirements of the Registration Rights Agreements to permit the Selling Securityholders to sell ADSs representing the ordinary shares from time to time in the public market.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with additional information described below under “Risk Factors,” “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”
We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus (as supplemented or amended). The Selling Securityholders are offering to sell, and seeking offers to buy, ordinary shares (or ADSs representing such shares) only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any ordinary shares (or ADSs representing such shares) other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus, except where the context otherwise requires and for purposes of this prospectus only:
•“we,” “us,” “our company,” “the Company,” “the registrant,” “our,” “SQNS” and similar phrases refer to Sequans Communications S.A. and its subsidiaries;
•“Selling Securityholders” refers to each of the entities set forth in the table in the “Selling Securityholders” section herein, collectively with any of their respective transferees or other successors-in-interest.
•“shares” refer to our ordinary shares;
•all references to the “Euro” or “€” are to the euro currency of the European Union and references to “U.S. dollars,” “dollars” or “$” are to Unites States dollars; and
•discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement, and the documents incorporated herein by reference, may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide our current expectations or forecasts of future events and include, but are not limited to, statements regarding future events and our future financial performance. All statements other than present and historical facts and conditions contained herein, including any statements regarding our future results of operations and financial positions, business strategy, plans, including the ability to enter into new 5G strategic agreements, the exploration of strategic options, expectations for Massive IoT sales, our ability to convert our pipeline to revenue, and our objectives for future operations, are forward-looking statements. These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.
When used in this prospective, the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “will,” “estimate,” “predict,” “potential,” “continue,” “plan,” “is designed to” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:
•the contraction or lack of growth of markets in which we compete and in which our products are sold;
•unexpected increases in our expenses resulting from inflationary pressures and rising interest rates, including manufacturing and operating expenses and interest expense;
•our inability to adjust spending quickly enough to offset any unexpected revenue shortfall;
•delays or cancellations in spending by our customers;
•unexpected average selling price reductions;
•the significant fluctuations to which our quarterly revenue and operating results are subject due to cyclicality in the wireless communications industry and transitions to new process technologies;
•our inability to anticipate the future market demands and future needs of our customers;
•our inability to achieve new design wins or for design wins to result in shipments of our products at levels and in the timeframes we currently expect;
•our inability to enter into and execute on strategic alliances;
•our ability to meet performance milestones under strategic license agreements;
•the impact of natural disasters on our sourcing operations and supply chain;
•the impact of the Ukraine-Russia conflict on our independent contractors located in Ukraine;
•our ability to raise debt and equity financing; and
•other factors detailed in documents we file from time to time with the Securities and Exchange Commission.
These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus, our Form 20-F and our Form 6-K submissions furnished with the SEC, which can be obtained on the SEC’s website at www.sec.gov. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this annual report. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Readers are urged, however, to review the factors set forth in reports that we file and furnish from time to time with the SEC.
Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC, or Form 20-F, and our other submissions to the SEC, including any Form 6-K submissions furnished by us.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement. For a more complete understanding of the Company and our securities, we encourage you to read in their entirety and consider carefully the more detailed information in this prospectus and any related prospectus supplement, including the documents referred to in “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference,” before making an investment decision. Some of the statements in this prospectus constitute, and certain statements in any prospectus supplement or the documents incorporated by reference herein and therein may be, forward-looking statements that involve assumptions, risks and uncertainties as further described in “Information Regarding Forward-Looking Statements.”
Overview
We are a fabless designer, developer and supplier of cellular semiconductor solutions for the massive and broadband Internet of Things (IoT) markets. We offer a comprehensive set of 5G/4G chips and modules fully optimized for non-smartphone devices. Massive IoT refers to applications with lower data transmission needs but where the technology must be extremely optimized in power consumption and cost to enable massive deployment. It covers applications such as smart mobility and logistics, smart cities, e-health and wellness, and smart homes, to name few. On the other side, for broadband IoT applications, the technology is optimized to provide to homes, enterprises and industrial sites the highest possible throughput and the lowest latency. While this requirement is similar to what we can see in a smartphone, our solutions focus on providing better trade-off in cost and performance optimized for broadband IoT devices such as enterprise routers and home gateways. Our product portfolio is composed of chips, or integrated circuits (IC) of baseband processors and radio frequency (RF) transceivers, as well as machine-to-machine (M2M) modules that incorporate these chips along with radio front end subsystem, and rich software that includes advanced modem and signal processing code as well as protocol stack and higher-layer applications. Our goal is to deliver an advanced set of features with technology optimized to address the IoT requirements: power, cost and size for massive IoT, and throughput, cost and latency for broadband and critical IoT. And for both, to deliver high reliability with advanced security algorithms at a competitive price.
Risk Factors
Investing in our securities entails a high degree of risk as discussed in the “Risk Factors” section beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus. You should carefully consider such risks before deciding to invest in our securities.

THE OFFERING

Ordinary Shares offered by the Selling Securityholders:	46,733,972 ordinary shares

ADSs offered by the Selling Securityholders:	11,683,493 ADSs

Ordinary Shares outstanding as of May 11, 2023:	233,262,394

ADSs outstanding as of May 11, 2023:	58,315,598

NYSE Symbol:	Our ordinary shares, in the form of ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “SQNS”.

Use of Proceeds:	We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. The Selling Securityholders will receive all of the proceeds from this offering.

OUR COMPANY
We are a fabless designer, developer and supplier of cellular semiconductor solutions for the massive and broadband Internet of Things (IoT) markets. We offer a comprehensive set of 5G/4G chips and modules fully optimized for non-smartphone devices. Massive IoT refers to applications with lower data transmission needs but where the technology must be extremely optimized in power consumption and cost to enable massive deployment. It covers applications such as smart mobility and logistics, smart cities, e-health and wellness, and smart homes, to name few. On the other side, for broadband IoT applications, the technology is optimized to provide to homes, enterprises and industrial sites the highest possible throughput and the lowest latency. While this requirement is similar to what we can see in a smartphone, our solutions focus on providing better trade-off in cost and performance optimized for broadband IoT devices such as enterprise routers and home gateways. Our product portfolio is composed of chips, or integrated circuits (IC) of baseband processors and radio frequency (RF) transceivers, as well as machine-to-machine (M2M) modules that incorporate these chips along with radio front end subsystem, and rich software that includes advanced modem and signal processing code as well as protocol stack and higher-layer applications. Our goal is to deliver an advanced set of features with technology optimized to address the IoT requirements: power, cost and size for massive IoT, and throughput, cost and latency for broadband and critical IoT. And for both, to deliver high reliability with advanced security algorithms at a competitive price.
We were incorporated as a société anonyme under the laws of the French Republic on October 7, 2003, for a period of 99 years. We are registered at the Nanterre Commerce and Companies Register under the number 450 249 677. Our principal executive offices are located at 15-55 boulevard Charles de Gaulle, 92700 Colombes, France, and our telephone number is +33 1 70 72 16 00. Our agent for service of process in the U.S. is GKL Corporate/Search, Inc., One Capitol Mall, Suite 660, Sacramento, California 95814.
Our website is www.sequans.com. Information contained on, or that can be accessed through, our website, does not constitute part of this prospectus and inclusions of our website address, in this prospectus are inactive textual references only. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our securities.

RISK FACTORS
Investing in our securities involves certain risks. In addition to the risks highlighted below, you should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our most recently filed Form 20-F, as updated by any Form 6-K furnished with the SEC, which are incorporated by reference in this prospectus, and the “Risk Factors” section in any relevant prospectus supplement, before investing in any securities that may be offered pursuant to this prospectus. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of those risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. The Selling Securityholders will receive all of the proceeds from this offering.
The Selling Securityholders will pay any fees, discounts and commissions, stock transfer taxes and fees and expenses of any counsel to the Selling Securityholders incurred by the Selling Securityholders in connection with registering or disposing of the ordinary shares (or ADSs representing such shares). We will bear all other fees and expenses incurred in effecting the registration of the ordinary shares (or ADSs representing such shares) covered by this prospectus or in the filing of any amendments or supplements to the registration statement or this prospectus and all other expenses incident to the registration of the ordinary shares (or ADSs representing such shares).

CAPITALIZATION
The following table sets forth capitalization as of March 31, 2023:
•on an actual basis; and
•on an as adjusted basis to give effect to the sale of 9,708,738 ADSs (representing 38,834,952 ordinary shares) at an issue price of $2.06 per ADS, excluding estimated transaction costs of $0.1 million pursuant to the Securities Purchase Agreement;
You should read this table in conjunction with other sections of this prospectus and any documents incorporated by reference, including our consolidated financial statements and the related notes.

	At March 31, 2023
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$5,344	$25,289

Equity
Issued capital	$2,315	$2,738
Share premium	2,409	21,931
Other capital reserves	64,651	64,651
Accumulated deficit	(70,139)	(70,139)
Accumulated other comprehensive income (loss)	$(498)	$(498)
Total equity	$(1,262)	$18,683
Long-term liabilities (current and non-current)
Convertible debt and accrued interest	$45,472	$45,472
Convertible debt embedded derivative	901	901
Government grant advances and interest-free loans	9,580	9,580
Interest-bearing receivables financing (secured)	6,528	6,528
Lease liabilities	3,421	3,421
Total capitalization	$64,640	$84,585

THE OFFERING AND PLACEMENT OF ORDINARY SHARES
We are registering for resale 11,683,493 ADSs, representing 46,733,972 ordinary shares. Such ADSs representing ordinary shares were issued by our company to the Selling Securityholders (i) on April 13, 2023, pursuant to the Securities Purchase Agreement and (ii) on January 11, 2022, pursuant to the Renesas Securities Purchase Agreement. The securities were issued without registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, pursuant to the exemption from registration under the Securities Act for transactions not involving any public offering. Pursuant to the Securities Purchase Agreement, we received gross proceeds of approximately $20.0 million, which will be used for general corporate purposes. Pursuant to the Renesas Securities Purchase Agreement, we received gross proceeds of approximately $9.3 million, which was used to fund general corporate purposes. We and the Selling Securityholders entered into the Registration Rights Agreements pursuant to which we are filing the registration statement which includes this prospectus.

DESCRIPTION OF SHARE CAPITAL
As of March 31, 2023, our share capital consisted of 194,258,298 issued ordinary shares, fully paid, and with a par value of €0.01 each, and total authorized capital of 361,503,285 ordinary shares. Each ADS represents four ordinary shares. We have no preferred shares authorized or outstanding.
Under French law, our by-laws set forth only our issued and outstanding share capital as of the date of the by-laws. Our authorized share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon acquisition of restricted free shares or upon exercise of outstanding stock options, founders warrants, other warrants and convertible notes, as approved by our shareholders and our board of directors.
At the Shareholders’ Ordinary General Meeting and Extraordinary Meeting of Sequans Communications S.A. held on June 24, 2022, our shareholders delegated authority to the Board of Directors to carry out a capital increase up to a maximum nominal amount of €2,000,000 by issuing shares and/or securities that grant access to our equity and/or to securities that confer the right to an allotment of debt securities, reserved to a specific class of persons and revocation of preemptive subscription rights in favor of such class. The authorization is valid through December 12, 2023.
Reconciliation of the number of ordinary shares outstanding on December 31, 2022 and on May 11, 2023

Number of ordinary shares as of December 31, 2022	193,426,478
Issuance of ordinary shares from December 31, 2022 to May 11, 2023	39,835,916	(1)
Number of ordinary shares as of May 11, 2023	233,262,394
__________________
(1)Reflects 38,834,952 issued in the private placement on April 12, 2023 and 1,000,964 issued following vesting of restricted free shares.
Dividends and Liquidation Rights
We may make dividend distributions to our shareholders from our net income in each fiscal year (after deductions for depreciation and reserves pursuant to French law and our by-laws), as increased or decreased by any profit or loss carried forward from prior years, and less any contributions to reserves that may be decided by the shareholders under the conditions described below. These distributions are also subject to the requirements of French law and our by-laws.
Pursuant to French law, we must allocate 5% of our net profits for each fiscal year to a legal reserve fund until the amount in that fund is equal to 10% of the nominal amount of our share capital. The legal reserve may not be distributed to shareholders and may not be used to repurchase or reimburse our shares.
Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits among special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, except in case of a capital decrease, we may not distribute dividends to shareholders when our net assets are or would become as a result of the distribution lower than the amount of share capital including reserves which, under French law, may not be distributed to shareholders.
Our by-laws provide that reserves which are available for distribution under French law and our by-laws may be distributed as dividends, subject to shareholder approval and other limitations under French law. Dividends or interim dividends may be paid in cash or shares.
If our interim income statement shows that, since the end of the preceding fiscal year, we have made distributable profits, our board of directors may, subject to French law and regulations, distribute interim dividends without the approval of our shareholders. An interim dividend may not exceed distributable profits.
Under French law, subject to the preferred dividends rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, if we distribute dividends, they must be distributed to our shareholders pro rata according to their shareholdings. Holders of shares outstanding on the date of the shareholders’ meeting approving the distribution of dividends or, in the case of interim dividends, on the date our board of directors meets and approves the distribution of interim dividends are eligible to receive the dividend payment. The actual dividend payment date is decided by our shareholders at an ordinary general meeting, or by our board of directors, if no decision is taken by our shareholders. The payment of the dividends must occur within nine months of the end of our fiscal year. Under French law, dividends not claimed within five years of the date of payment revert to the French State.
In the event that we are liquidated, our assets remaining after payment of our debts, liquidation expenses and all of our other remaining obligations will be distributed first to repay the nominal value of our shares. After these payments have been made, subject to the preferred liquidation rights that may be attached to our preferred shares set forth in our by-laws, as the case may be, any surplus will be distributed pro rata among our shareholders based on the nominal value of their shareholdings.
To date, we have never declared or paid any cash dividends on our ordinary shares or preferred shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business.
Changes in Share Capital
We may increase our share capital only with approval of our shareholders at an extraordinary general meeting. The shareholders can authorize the board of directors to carry out the capital increase for a specified period of time. There are two methods to increase our share capital: (i) the issuance of additional shares, including the creation of a new class of shares, and (ii) the increase in the nominal value of existing shares. We may issue additional shares for cash or for assets contributed in kind, upon the conversion of debt securities, by capitalization of our reserves or, subject to certain conditions, in satisfaction of our indebtedness. Although, currently, we have only one class of shares, French law permits us to issue different classes of shares that may have different liquidation, voting and dividend rights.
We may decrease our share capital only with the approval of our shareholders at an extraordinary general meeting. The shareholders can authorize the board of directors to carry out the capital decrease for a specified period of time. There are two methods to decrease our share capital: (i) decreasing the number of shares outstanding and (ii) decreasing the nominal value of our shares. The conditions under which the share capital may be decreased vary depending upon whether the decrease is attributable to losses. We may, under certain conditions, decrease the number of outstanding shares either by a reverse stock split or by the repurchase and cancellation of our shares. Any decrease must meet the requirements of French law, which states that all the holders of shares in each class of shares must be treated equally unless each affected shareholder otherwise agrees.
Attendance and Voting at Shareholders’ Meetings
French companies may hold either ordinary or extraordinary shareholders’ general meetings. Ordinary general meetings are required for matters that are not specifically reserved by law to the extraordinary general meetings and include the election and dismissal of the members of the board of directors, the appointment of statutory auditors, the approval of the annual accounts, the approval of agreements entered into between the company and its officers, directors and shareholders holding more than 10% of the voting rights, the declaration of dividends, the payment of dividends in shares, the repurchase by the company of its shares in connection, inter alia, with employee profit-sharing or share option plans, and the issue of bonds. Extraordinary general meetings are required for approval of amendments to our by-laws, modification of shareholders’ rights, mergers, increases or decreases in share capital (including a waiver of preferential subscription rights), the creation of a new class of shares, the authorization of the issue of securities convertible or exchangeable into shares and for the sale or transfer of substantially all of our assets that would result in a change of our corporate purpose.
Our board of directors is required to convene an annual general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months of the end of our fiscal year. However, the president of the tribunal de commerce, the French commercial court, may order an extension of this six-month period. We may convene other ordinary and extraordinary meetings at any time during the year as necessary. Meetings of shareholders may be convened by our board of directors or, if it fails to call a meeting, by our statutory auditors or by a court-appointed agent. Shareholders holding individually or in the aggregate at least 5% of our share capital, or another interested party under certain circumstances, may petition the court to appoint such an agent. The notice convening of a shareholders’ general meeting must state the agenda for the meeting.
Notice of a shareholders’ general meeting must be sent by regular or electronic mail, or registered letter if the shareholder so asks, at least 15 days before the meeting to all holders of registered shares. However, in the case where quorum was not met at the original meeting and was therefore adjourned, the general meeting can be reconvened under the same agenda within a reduced six-day time period. The notice must include the agenda of the meeting and a draft of the resolutions that will be submitted to the shareholders.
Attendance and the exercise of voting rights at both ordinary and extraordinary general meetings of shareholders are subject to certain conditions pursuant to French law. Under our by-laws, in order to participate in any general meeting, a holder of registered shares must have his shares fully paid-in and registered in its name in a shareholder account maintained by or on behalf of us at least three days prior to the meeting.
Subject to the above restrictions, all of our shareholders have the right to participate in our general meetings, either in person or by proxy. Shareholders may vote, either in person, by proxy or by mail (by use of a form), and their votes are counted in proportion to the number of shares they hold. A shareholder may grant a proxy to his or her spouse, to another shareholder or, if the shareholder is a corporation, to a legal representative. A shareholder may grant a proxy to us by returning a blank proxy form. In this last case, the chairman of the shareholders’ meeting will vote the shares in favor of all resolutions proposed by the board of directors and against all others. Proxy forms will be sent to shareholders upon request. In order to be counted, proxies must be received prior to the shareholders’ general meeting at our registered office or at another address indicated in the notice convening the meeting. If requested by a shareholder at least six days prior to the meeting, we must send such shareholder a form to vote by mail and this form must be received by us at least two days prior to the date of a meeting in order to be valid. Under French law, our shares held by entities controlled directly or indirectly by us are not entitled to voting rights. There is no requirement that a shareholder have a minimum number of shares in order to be able to attend or be represented at a general meeting.
Under French law, a quorum requires the presence, in person or by proxy (including those voting by mail) of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders’ general meeting or at an extraordinary shareholders’ general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders’ general meeting. If a quorum is not present, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but the reconvened meeting may consider only questions which were on the agenda of the adjourned meeting. When an extraordinary general meeting is reconvened, the quorum required is 20% of the shares entitled to vote, except where the reconvened meeting is considering capital increases through capitalization of reserves, profits or share premium. For these matters, no quorum is required at the reconvened meeting. If a quorum is not present at a reconvened meeting requiring a quorum, then the meeting may be postponed for a maximum of two months.
At an ordinary shareholders’ general meeting, approval of any resolution requires the affirmative vote of a simple majority of the votes of the shareholders present or represented. The approval of any resolution at an extraordinary shareholders’ general meeting requires the affirmative vote of a two-thirds majority of the votes of shareholders present or represented, except that any resolution to approve a capital increase by capitalization of reserves only requires the affirmative vote of a simple majority of the votes of shareholders present or represented. Notwithstanding these rules, a unanimous vote is required to increase shareholders’ liabilities. Abstention from voting by those present or represented by proxy is counted as a vote against any resolution submitted to a vote.
In addition to the right to obtain certain information regarding us at any time, any shareholder may, from the date on which a shareholders’ meeting is convened until the fourth business day preceding the date of the shareholders’ meeting, submit written questions relating to the agenda for the meeting to our board of directors. Our board of directors is required to respond to these questions during the meeting.
As set forth in our by-laws, shareholders’ meetings are held at our registered office or at any other location specified in the written notice.

Preferential Subscription Rights
Holders of shares have preferential rights to subscribe on a pro rata basis for additional shares and securities convertible or exchangeable into shares. This right is only reserved to holders of ordinary shares or preferred shares. Shareholders may waive their preferential rights on an individual basis. During the subscription period relating to a particular offering of shares, shareholders may transfer their preferential subscription rights that they have not previously waived. To the extent permitted under French law, we intend to seek shareholder approval to waive preferential subscription rights at any extraordinary meeting where shareholders are asked to approve an increase in our capital by issuing additional shares and securities convertible or exchangeable into shares.
Form and Holding of Shares
Our by-laws provide that our ordinary shares shall be held in registered form. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Registered shares are entered into an account maintained by us or by a representative that we have nominated. We maintain accounts in the name of each shareholder either directly or, at a shareholder’s request, through such shareholder’s accredited intermediary. Each shareholder’s account shows the name and number of shares held.
Repurchase and Redemption of Shares
Under French law, we may acquire our own shares for the following purposes only:
•to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting. In this case, the repurchased shares must be cancelled within one month from their repurchase date;
•to provide shares for distribution to employees or managers under a profit-sharing or share option plan; and
•to facilitate an issue of additional shares or securities convertible or exchangeable into shares, a merger or a spin-off, approved by the shareholders at an ordinary general meeting.
The amounts repurchased under this section cannot result in us holding more than 10% of our own shares. In the event that such repurchases result in us holding more than 10% of our issued shares, we are required to transfer any shares in excess of the 10% threshold within one year. French law requires that we cancel any shares in excess of this 10% limit that have not been transferred within the one-year period.
When we purchase our own shares, they must be held in registered form and be fully paid. These shares are deemed to be outstanding under French law, but are not entitled to any dividends or voting rights, and we may not exercise preferential subscription rights. The shareholders, at an extraordinary general meeting, may decide not to take such shares into account in determining the preferential subscription rights attached to the other shares. In the absence of such a decision, the rights attached to any shares held by us must either be sold on the market before the end of the subscription period or distributed to other shareholders on a pro rata basis.
Cross Shareholdings and Holding of Our Shares by Our Subsidiaries
French law prohibits a company from holding our shares if we hold more than 10% of that company’s share capital and we may not own any interest in a French company holding more than 10% of our share capital. In the event of a cross shareholding that violates this rule, the company owning the smaller percentage of shares in the other company must sell its interest. Until sold, these shares are deprived of their voting rights. Failure by the officers and directors of a company to sell these shares is a criminal offense.
In the event that one of our subsidiaries holds our shares, these shares are deprived of their voting rights. However, French law does not require the subsidiary to sell the shares.

General Description of our By-laws
The following summarizes certain terms and provisions contained in our by-laws. This summary is not complete, and you should read our by-laws (statuts), which were filed as an exhibit 1.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2022.
Corporate Purposes (Article 3)
Our company is engaged in the business of researching, developing and commercializing silicon and software solutions in the areas of broadband wireless access, specifically compliant with LTE standards or other similar broadband wireless standards.
Our corporate purpose in France and in all countries includes the following:
•The study, development and marketing of all products and/or services relating to radio fixed and/or optical-type communication networks systems;
•Advising and training, by all means and technical media, relating to the aforementioned fields of operations;
•The participation, directly or indirectly, in all transaction that may be related to any of the purposes defined above, through the creation of new companies or legal entities, the contribution, subscription, or purchase of securities or corporate rights, acquisition of interests, mergers, partnerships, or any other methods;
•And, more generally, all industrial, commercial, and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the company’s business.
Directors’ Voting Powers
Under French law, agreements entered into directly or indirectly between us and our directors are subject to a prior approval of the board of directors and must be ratified by our ordinary shareholders’ general meeting on the basis of a specific report issued by our statutory auditors on such agreements. The director who is interested in the agreement cannot vote on the proposal at the board meeting.
As compensation, directors receive attendance fees set annually by the shareholders upon recommendation of the board of directors. The directors may take part in the vote on the resolution deliberating on their attendance fees. Attendance fees must be differentiated from any other sum a director may receive as a compensation for a particular service provided (i.e., employment contract, chairman of the board). In addition, the directors may be granted warrants by the shareholders’ general meeting.
Director participation at board of directors meetings is not mandatory. Directors may therefore be represented by another director at meetings. In such case, a written power of attorney can be given to another director. Each director may only represent one other director.
Rights, Preferences and Restrictions Attaching to Each Class of Shares
Our shareholders are not required to subscribe to any of our further capital calls.
At this time, we have only one class of shares. Each share gives the right to one vote on all matters submitted to our shareholders. Each share also gives the right to share in the profits and corporate assets, pro rata the amount of our share capital which it represents. Our shareholders only bear losses for up to the amount of their investment. However, in the event we declare bankruptcy, one or several shareholders who could be considered as either (i) having become our de facto manager and, as such, taken decisions that contributed to our insolvency or failed to take decisions that would have prevented such insolvency, or (ii) having in such capacity comingled vis-à-vis third parties between his or her own assets and our own assets may be liable for losses greater than his/her investment. In the event of a capital increase, a majority of shareholders may decide to suppress the preferential subscription rights of all shareholders in favor of a beneficiary or a category of beneficiaries, including existing shareholders who are nevertheless excluded from such vote.
We cannot increase the commitments or liabilities of our shareholders; such a change can only be agreed to by each shareholder individually.
Under our by-laws, our extraordinary general meeting may decide to issue preferred shares bearing preferred voting and financial rights.
Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of our Company
The sections of the by-laws relating to the number of directors, election and removal of a director from office may be modified only by a resolution adopted by 66⅔% of our shareholders present or represented. These provisions, and other procedural provisions contained in our by-laws, may have the effect or delaying or deferring a change in control.
Ownership of ADSs or Shares by Non-French Residents
Neither the French Commercial Code nor our by-laws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, residents outside of France, as well as a French entity controlled by non-French residents, must file an administrative notice with French authorities in connection with the acquisition of a controlling interest, or leading non-French residents to hold a controlling interest, in our company or the acquisition of a controlling interest in any foreign entity holding a controlling interest in our company. Under existing administrative rulings, ownership of 33⅓% (25% when at least one of the members of the investor’s “chain of control” is non-European Union/European Economic Area) or more of our share capital or voting rights is regarded as a controlling interest, but a lower percentage may be held to be a controlling interest in certain circumstances, depending upon such factors as:
•the acquiring party’s option to buy additional shares;
•loans and guarantees granted by the acquiring party to our company in amounts evidencing control over our financing; and
•patent licenses granted by an acquiring party or management or technical assistance agreements with such acquiring party that place us in a dependent position vis-à-vis such party or its group.
Foreign Exchange Controls
Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.
Availability of Preferential Subscription Rights
Our shareholders have preferential subscription rights as described above under “Description of Share Capital—Preferential Subscription Rights.” Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the U.S. (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the U.S. will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the U.S. to exercise the rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.
For holders of our shares in the form of ADSs, the Depositary may make these rights or other distributions available to holders after we instruct it to do so in the United States. If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section entitled “Description of American Depositary Receipts—Dividends, Other Distributions and Rights” explains in detail the depositary’s responsibility in connection with a rights offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, registers and delivers our ADSs. Each ADS represents four ordinary shares (or a right to receive four ordinary shares) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. A copy of our amended and restated deposit agreement (the “Deposit Agreement”), dated May 14, 2018, among us, the depositary, owners and holders of ADSs is filed with the SEC as Exhibit 2.2. to our Form 20-F for the fiscal year ended December 31, 2022.
Any ordinary shares that may be issued pursuant to this prospectus and the applicable prospectus supplement, whether directly or upon conversion of the Convertible Note, will be delivered in the form of ADSs. The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs. Each ADS will represent four shares (or a right to receive four shares) deposited with the principal Paris office of Société Générale or any successor, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 240 Greenwich Street, Floor 8W, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A Deposit Agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the Deposit Agreement and the ADRs.
We refer to the shares that are at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the Deposit Agreement as “Deposited Securities.”
The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADR, which is included in the Deposit Agreement. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information About Us.”
Deposit, Transfer and Withdrawal
French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.
The depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the Deposit Agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the Deposit Agreement, our by-laws and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.
Subject to the terms and conditions of the Deposit Agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.
Dividends, Other Distributions and Rights
The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities in the depositary facility, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.
While we do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future, if and when we do pay any cash dividend or other cash distribution on the ordinary shares, the depositary will convert, as promptly as practicable, any cash dividend or other cash distribution into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained with reasonable efforts, the Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “– Liability of Owner for Taxes” and “Certain Income Tax Considerations” below. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
Ordinary Shares
The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution upon our request or after consulting with us. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares; however, the depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.
Rights to Purchase Additional Ordinary Shares
If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal or practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.
U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
Other Distributions
The depositary will send to ADS holders anything else we distribute on deposited securities by any means it determines is equitable and practicable after consulting with us, to the extent practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method subject to consulting with us, to the extent practicable. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.
Record Dates
Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the represented ordinary share or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the Deposit Agreement or (iii) to facilitate any other matter for which the record date was set.
Voting of Deposited Securities
ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.
The depositary will try, as far as practical, and subject to the laws of France and to our by-laws, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is without negligence and in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.
Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.
Amendment and Termination of the Deposit Agreement
We may agree with the depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.
The depositary will terminate the Deposit Agreement at our direction, if given, by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the Deposit Agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.
After termination, the depositary and its agents will do the following under the Deposit Agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the Deposit Agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.
Charges of Depositary
See Item 12, “Description of Securities Other than Equity Securities – D. American Depositary Shares – Fees and Expenses” in our Form 20-F, which is incorporated by reference into this prospectus.
Liability of Owner for Taxes
If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary. The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

CERTAIN INCOME TAX CONSIDERATIONS
This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADSs and any related agreement will be performed in accordance with their terms.
Material United States Federal Income Tax Consequences
The following is a description of the material United States federal income tax consequences of the acquisition, ownership and disposition of the ADSs. This description addresses only the United States federal income tax consequences to holders that are purchasers of the ADSs and hold such ADSs as capital assets (generally property held for investment). This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:
•financial institutions or insurance companies;
•real estate investment trusts, regulated investment companies or grantor trusts;
•dealers or traders in securities or currencies;
•tax-exempt entities;
•certain former citizens or former long-term residents of the United States;
•persons that received the ADSs as compensation for or in connection with the performance of services;
•persons that will hold the ADSs as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;
•holders that will hold the ADSs through a partnership or other pass-through entity;
•U.S. Holders, as defined below, whose “functional currency” is not the United States dollar; or
•holders that own, directly, indirectly or through attribution, 10.0% or more of the voting power or value of our shares.
Moreover, this description does not address the United States federal estate and gift or alternative minimum tax, or foreign, state or local tax, consequences of the acquisition, ownership and disposition of the ADSs.
This description is based on the United States Internal Revenue Code of 1986, as amended, or the “Code,” existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. For example, President Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws. Such proposals include, but are not limited to, an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect.
For purposes of this description, a “U.S. Holder” is a beneficial owner of the ADSs that, for United States federal income tax purposes, is:
•a citizen or resident of the United States;
•a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.
A “Non-U.S. Holder” is a beneficial owner of the ADSs that is neither a U.S. Holder nor a partnership, or other entity or arrangement treated as a partnership, for United States federal income tax purposes.
If a partnership or any other entity or arrangement treated as a partnership for United States federal income tax purposes holds the ADSs, the tax treatment of such partnership, or a partner in such partnership will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is encouraged to consult its tax advisor as to its tax consequences.
You are encouraged to consult your tax advisor with respect to United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of the ADSs.
For United States federal income tax purposes, you will be treated as the owner of our ordinary shares represented by your ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, will not be subject to United States federal income tax.
Distributions with Respect to ADSs
If you are a U.S. Holder, for United States federal income tax purposes, the gross amount of any distribution made to you with respect to your ADSs (other than certain distributions, if any, of the ADSs or ordinary shares distributed pro rata to all our shareholders), before reduction for any French taxes withheld therefrom, will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” to the extent, if any, that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, such excess amount will be treated first as a tax-free return of your adjusted tax basis in your ADSs and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, if you are a U.S. Holder you should expect that the entire amount of any distribution generally will be reported as dividend income to you.
Dividends, if any, paid to U.S. Holders in euros or currency other than the U.S. dollar (“Other Foreign Currency”) will be includible in income in a U.S. dollar amount based on the prevailing spot market exchange rate in effect on the date of actual or constructive receipt, whether or not converted into U.S. dollars at that time. Assuming dividends received in euros (or Other Foreign Currency) are converted into U.S. dollars on the day they are received, the U.S. Holder will not be required to recognize foreign currency gain or loss in respect of the dividend income. If, however, the payment is not converted at that time, a U.S. Holder will have a tax basis in euros (or Other Foreign Currency) equal to the U.S. dollar amount of the dividend included in income, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss that a U.S. Holder recognizes on a subsequent conversion of euros (or Other Foreign Currency) into U.S. dollars (or on other disposition) generally will be U.S. source ordinary income or loss. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if the dividends are paid in euros (or Other Foreign Currency).
Subject to certain conditions and limitations, French tax withheld on dividends may be deducted from your United States federal taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends, if any, that we distribute will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements or if you engage in certain risk reduction transactions. If you are a U.S. Holder, dividends, if any, paid to you with respect to your ADSs will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The rules relating to the determination of the foreign tax credit are complex, and you are encouraged to consult your tax advisor to determine whether and to what extent you will be entitled to this credit.
Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you should not be subject to United States federal income or withholding tax on dividends received by you on your ADSs unless such income is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base).
Sale, Exchange or Other Disposition of ADSs
Subject to the discussion below under “Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, you will recognize capital gain or loss on the sale, exchange or other disposition of your ADSs equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in your ADSs. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ADSs will be eligible for the preferential rate of taxation applicable to long-term capital gains if your holding period for such ADSs exceeds one year (i.e., such gain is long-term capital gain). Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source gain or loss, as the case may be, for foreign tax credit limitation purposes. The deductibility of capital losses for United States federal income tax purposes is subject to limitations.
Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you will not be subject to United States federal income, or withholding, tax on any gain realized on the sale or exchange of your ADSs unless:
•such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base); or
•you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.
Passive Foreign Investment Company Considerations
A non-U.S. corporation will be classified as a “passive foreign investment company,” or a PFIC, for United States federal income tax purposes for any taxable year in which, after applying certain look-through rules, either
•at least 75% of its gross income is “passive income;” or
•at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.
Passive income for this purpose includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income, including amounts derived by reason of the investment of funds raised in offerings of the ADSs. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.
Based on the character of our gross income and the average value of our passive assets relative to the gross value of our assets for the taxable year ended December 31, 2022, we do not believe we were a PFIC for 2022. Because PFIC status is determined annually based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for 2023 or any other future year until after the close of that year. While we intend to manage our business so as to avoid PFIC status, to the extent consistent with our other business goals, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of the ADSs has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we are a PFIC, there can be no assurance that we will not be a PFIC for any taxable year.
If we are a PFIC for a given year, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you for the year (defined as your ratable portion of distributions in the year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition (including a pledge) of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (iii) the interest charge applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, the tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions with Respect to ADSs.”
Certain elections are available to U.S. Holders of shares that may serve to alleviate some of the adverse tax consequences of PFIC status described above. One such election is a qualified electing fund, or a QEF, election, under which you would be required to include in income on a current basis your pro rata share of our ordinary earnings as ordinary income and your pro rata share of our net capital gains as capital gain. However, we do not expect to provide to U.S. Holders the information needed to report income and gain pursuant to a QEF election, and we make no undertaking to provide such information in the event that we are a PFIC.
Under an alternative tax regime, you may also avoid certain adverse tax consequences relating to PFIC status discussed above by making a mark-to-market election with respect to your ADSs, provided that the ADSs are “marketable.” The ADSs will be marketable if they are regularly traded on certain U.S. stock exchanges, including the NYSE, or on certain non-U.S. stock exchanges. For these purposes, the ADSs will be considered regularly traded during any calendar year during which they are traded, other than in negligible quantities, on at least 15 days during each calendar quarter. U.S. Holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of our subsidiaries that also may be determined to be a PFIC, and the mark-to-market election would not be effective for such subsidiaries.
If you choose to make a mark-to-market election, you would recognize as ordinary income or loss each year in which we are a PFIC an amount equal to the difference as of the close of the taxable year between the fair market value of your ADSs and your adjusted tax basis in your ADSs. Losses would be allowed only to the extent of net mark-to-market gain previously included by you under the election for prior taxable years. If the mark-to-market election were made, then the PFIC rules described above relating to excess distributions and realized gains would not apply for periods covered by the election. If you do not make a mark-to-market election for the first taxable year in which we are a PFIC during your holding period of the ADSs, you would be subject to interest charges with respect to the inclusion of ordinary income attributable to each taxable year in which we were a PFIC during your holding period before the effective date of such election.
A U.S. Holder who is a direct or “indirect” holder of stock of a PFIC must file United States Internal Revenue Service Form 8621 in respect of such PFIC for a taxable year in the circumstances described in the United States Treasury Regulations. If we are a PFIC for a given taxable year, you are encouraged to consult your tax advisor concerning the availability and consequences of making any of the elections mentioned above, as well as concerning your annual filing requirements.

Medicare Tax
A United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on net investment income in excess of certain amounts. In the case of an individual, the tax is imposed on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over $250,000 (in the case of a taxpayer filing a joint return or a surviving spouse), $125,000 (in the case of a married taxpayer filing a separate return) or $200,000 (in any other case). In the case of an estate or trust, the tax is imposed on the lesser of (1) the entity’s “undistributed net investment income” for the taxable year and (2) the excess (if any) of the entity’s “adjusted gross income” over the dollar amount at which the highest tax bracket begins for such entity. A holder’s net investment income will include its gross dividend income and its net gains from the disposition of ADSs, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ADSs.
Information with Respect to Foreign Financial Assets
Individuals who are U.S. citizens or resident aliens, certain nonresident aliens of the United States and “specified domestic entities” that own “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts are required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities, including ADSs issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. In addition, under a law known as the “Bank Secrecy Act” U.S. citizens, green card holders and resident aliens, as well as domestic entities must file a FinCEN Form 114 with the Financial Crimes Enforcement Network if the aggregate value of all “foreign financial accounts” held by such person exceeds $10,000 at any time during a particular calendar year. Holders of ADSs are encouraged to consult their tax advisors regarding the application of these reporting requirements as they relate to their ownership of ADSs.
Backup Withholding Tax and Information Reporting Requirements
United States backup withholding tax and information reporting requirements apply to certain payments to certain non-corporate holders of stock. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, the ADSs made within the United States, or by a United States payor or United States middleman, to a holder of the ADSs, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ADSs within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the beneficial owner’s United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
Material French Tax Consequences
The following is a description of the material French tax consequences of the acquisition, ownership and disposition of the ADSs by a U.S. Holder. This description is based on applicable tax laws, regulations and judicial decisions as of the date of this prospectus, and, where applicable, the Convention between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, dated August 31, 1994, as amended from time to time (the “U.S. Treaty”).

This description is based in part upon the representation of the custodian and the assumption that each obligation in the Depositary Agreement with the depositary relating to your ADRs and any related agreement will be performed in accordance with their terms.
The following is a description of the principal tax effect on U.S. Holders for the purposes of French tax if, all of the following points apply:
•the U.S. Holder owns, directly, indirectly or constructively, less than 10% of the Company capital and dividend rights;
•the U.S. Holder is entitled to the benefits of the U.S. Treaty (including under the “limitation on benefits” article of the U.S. Treaty);
•the U.S. Holder does not hold the ADSs through a permanent establishment or a fixed base in France;
•the U.S. Holder is not multi-resident;
•the U.S. Holder does not hold the ADSs through a non-U.S. based pass-through entity; and
•the U.S. Holder does not receive dividend, capital gains or other payments on the ADSs on an account located in a Non-cooperative State as defined in Article 238-0 A of the French General Tax Code and as mentioned in a list published by the French tax authorities as amended from time to time (on January 1st of each year).
A U.S. Holder to whom all the above requirements apply will be hereafter defined as a Qualifying U.S. Holder.
This description is relevant only to holders of ADSs who are Qualifying U.S. Holders.
For purposes of the U.S. Treaty Qualifying U.S. Holders of ADSs will be treated as the owners of Company’s ordinary shares represented by such ADSs.
Special rules apply to U.S. expatriates, insurance companies, pass-through entities and investors in such entities, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and securities broker-dealers, among others. Those special rules are not discussed in this prospectus.
Holders of Company ADSs are encouraged to consult their own tax advisors as to the particular tax consequences to them of owning the ADS, including their eligibility for benefits under the U.S. Treaty, the application and effect of state, local, foreign and other tax laws and possible changes in tax laws or in their interpretation.
Taxation of Dividends
Dividends paid by a French company to corporate non-French holders are subject to a withholding tax at a rate equal to the standard corporate income tax rate (i.e., 25% as from 2023). Such withholding tax rates can be increased to 75% if the dividend is paid towards Non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced or eliminated by application of a tax treaty with France.
Dividends paid by a French company to individual non-French holders are generally subject to a 12.8% withholding tax. Such withholding tax rate can be increased to 75% if the dividend is paid towards Non-cooperative States or territories (as mentioned above) irrespective of the tax residence of the beneficiary of the dividends. Such withholding tax rates may, however, be reduced or eliminated by application of a tax treaty with France.
Taxation of Capital Gains
A Qualifying U.S. Holder will not be subject to any French income or withholding tax on any capital gain realized upon the sale or exchange of ADSs of the Company.

Estate and Gift Taxes
Under the Convention between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts, dated November 24, 1978 (as amended from time to time), if a U.S. Holder transfers his or her shares by gift or by reason of the U.S. Holder’s death, that transfer will not be subject to French gift or inheritance tax unless the U.S. Holder is domiciled in France at the time of making the gift or at the time of his or her death or if the shares are held for use in the conduct of a business or profession through a permanent establishment or a fixed base in France.
Wealth Tax
As of January 1, 2018, the French wealth tax namely the Impôt de Solidarité sur la Fortune (“ISF”) is replaced by the Impôt sur la Fortune Immobilière (“IFI”). The IFI generally applies to real estate assets to the extent that their net value exceeds €1,300,000. Therefore, all other movable assets (tangible assets, shares, life insurance, cash, etc.) are excluded from the tax base, unless their underlying assets (direct or indirect) consist of real estate assets or rights.
However, a general exclusion applies to real estate assets owned by companies pursuing a commercial, industrial, craft, agricultural or liberal activity when the taxpayer (together with the members of its tax household) holds directly or indirectly less than 10% of the share capital or the voting rights of the company.
As a result, Qualifying U.S. Holders will not be subject to French IFI in respect of their ownership of ADSs.

ENFORCEMENT OF CIVIL LIABILITIES
We are a société anonyme, or limited liability corporation, organized under the laws of France. The majority of our directors and executive officers reside in France and other countries outside the U.S. All or a substantial portion of our assets and of such persons’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.
We have designated GKL Corporate/Search, Inc., One Capitol Mall, Suite 660, Sacramento, California 95814, as our agent for service of process in the United States with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

SELLING SECURITYHOLDERS
We are registering 46,733,972 ordinary shares (represented by up to 11,683,493 ADSs, each of which represents four ordinary shares), that were issued to the Selling Securityholders to permit the Selling Securityholders and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the ordinary shares (or ADSs representing such ordinary shares) in the manner contemplated under “Plan of Distribution” below.
We entered into the Registration Rights Agreements with the Selling Securityholders pursuant to which we agreed to file with the SEC a registration statement on Form F-3 covering the resale of such ordinary shares (from time to time). We are registering the ordinary shares issued pursuant to the Securities Purchase Agreements in accordance with the Registration Rights Agreements in order to permit the Selling Securityholders to offer ordinary shares in the form of ADSs for resale from time to time. The Securities Purchase Agreements contain customary representations and warranties.
The foregoing descriptions of the Securities Purchase Agreements and the Registration Rights Agreements do not purport to be complete descriptions of the terms of the documents, and are qualified in their entirety by the terms of the definitive documents or forms thereof which have been filed with the SEC.
Wesley Cummins has served as a director of the Company since June 2018. Mr. Cummins is the president of B. Riley Asset Management (“BRAM”), which acquired his firm 272 Capital L.P. in August 2021. 272 Capital L.P. is the parent company of 272 Capital Master Fund LTD. As the president of BRAM, Mr. Cummins exercises ultimate voting and dispositive power over the ADSs held by 272 Master Fund LTD.
Sailesh Chittipeddi has served as a director of the Company since June 2022. Mr. Chittipeddi is Executive Vice President and General Manager of the IoT and Infrastructure Business Unit of Renesas Electronics Corporation. In January 2022, the Company and Renesas entered into licensing agreements pursuant to which Renesas was issued ADSs and Mr. Chittipeddi was appointed to the board of directors.
Except for 272 Master Fund LTD and Renesas, ownership of the ordinary shares (or ADSs representing such shares) issued pursuant to the Securities Purchase Agreement, their respective rights to require registration of our ordinary shares under the Registration Rights Agreement, their other respective rights under the Securities Purchase Agreement and as otherwise disclosed in the footnotes below, the Selling Securityholders do not have, or within the past three years has not had, any position, office or other material relationship with us. The following table sets forth the names of the Selling Securityholders, the number of ADSs beneficially owned by the Selling Securityholder as of May 11, 2023, the number of ADSs that may be offered under this prospectus and the number of ADSs beneficially owned by the Selling Securityholders assuming all of the ADSs covered hereby are sold. The number of ADSs in the column “Number of ADSs Being Offered” represents all of the ADSs that the Selling Securityholders may offer under this prospectus. The Selling Securityholders may sell some, all or none of their ADSs. We do not know how long the Selling Securityholders will hold the ADSs before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale or other disposition of any of the ADSs. The ADSs covered hereby may be offered from time to time by the Selling Securityholders.

The information set forth below is based upon information obtained from the Selling Securityholders and upon information in our possession regarding the original issuance of the ordinary shares. The percentages of shares owned after the offering are based on 58,315,598 ADSs outstanding as of May 11, 2023.

Name of Selling Securityholder	ADSs Beneficial Owned Prior to Offering(1)		Number of ADSs Being Offered	ADSs Beneficial Owned After Offering(2)
	Number	Percent		Number	Percent
272 Capital Master Fund LTD(3)	6,277,858	10.8%	1,310,221	4,967,637	8.5%
Boothbay Diversified Alpha Master Fund LP(4)	1,310,221	2.3%	1,310,221	—	—
Boothbay Absolute Return Strategies LP(4)	1,310,221	2.3%	1,310,221	—	—
Divisar Partners QP, L.P.(5)	4,401,267	7.6%	786,133	3,615,134	6.2%
Lynrock Lake LP(6)	8,677,913	14.9%	3,930,663	5,945,426	9.99%
Marlin Fund, LP(7)	899,968	1.5%	391,475	508,493	*
Marlin Fund II, LP(7)	724,662	1.2%	307,133	417,529	*
Marlin Fund III, LP(7)	64,257	*	28,644	35,613	*
Marlin Master Fund Offshore II, LP(7)	133,296	*	58,881	74,415	*
Potomac Capital Partners V, LP(8)	1,141,157	2.0%	78,613	1,062,544	1.8%
Renesas Electronics Corporation(9)	1,974,755	3.4%	1,974,755	—	—
Sidus Investment Partners, LP(10)	37,321	*	37,321	—	—
Sidus Double Alpha Fund, LP(10)	98,955	*	98,955	—	—
Sidus Double Alpha Fund LTD(10)	60,257	*	60,257	—	—
__________________
*Represents beneficial ownership of less than 1%.
(1)“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares voting or investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any securities that such person or group has a right to acquire currently or within 60 days of May 11, 2023.
(2)Assumes that the Selling Securityholder sells to third parties all ordinary shares (or ADSs representing such shares) registered under this prospectus that it holds.
(3)B. Riley Asset Management LLC (“BRAM”) is the investment manager of 272 Capital Master Fund LTD (“272 Fund”), which was acquired by BRAM in August 2021. B Riley Capital Management LLC (“BRCM”) is the majority owner of BRAM. Wesley Cummins is the managing member of 272 Fund. BRCM is controlled by Bryant Riley. Accordingly, because of Mr. Riley’s and Mr. Cummins’s shared voting and investment control over the shares held by 272 Fund, each may be deemed to have beneficial ownership of the securities held by 272 Fund. The principal business address of 272 Fund, BRAM, and Mr. Cummins is 3811 Turtle Creek Blvd., Dallas, Texas 75219. The principal business address of BRCM and Mr. Riley is 11000 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.
(4)BRAM is the investment manager of both Boothbay Diversified Alpha Master Fund, LP, a Cayman Islands limited partnership (the “BDAMF Fund”) and Boothbay Absolute Return Strategies, LP (“BARS Fund”). As the investment manager, BRAM has the power to vote and the power to direct the disposition of all securities held by BDAMF Fund and BARS Fund. BCRM is the majority owner of BRAM. BCRM is controlled by Bryan Riley and Wesley Cummins serves as the President of BRAM. Accordingly, each may be deemed to have beneficial ownership of the securities held by BDAMF Fund and BARS Fund. The principal business address of BDAMF Fund and BARS Fund is 140 E. 45th Street, 14th Floor, New York, NY 10017. The principal business address of BRAM, and Mr. Cummins is 3811 Turtle Creek Blvd., Dallas, Texas 75219. The principal business address of BRCM and Mr. Riley is 11000 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.
(5)Divisar Capital Management, LLC, is the general partner of Divisar Partners QP, L.P. Mr. Steven Baughman, as CEO of Divisar Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares held by Divisar Partners QP, L.P. The principal business address for Divisar Partners QP, L.P. is 275 Sacramento Street, 8th Floor, San Francisco, CA.
(6) ADSs are directly held by Lynrock Lake Master Fund LP (“Lynrock Fund”). ADSs Beneficial Owned Prior to Offering excludes ADSs representing ordinary shares underlying a convertible note of the Company that is directly held by Lynrock Fund but is not presently convertible due to a 9.99% beneficial ownership limitation. ADSs Beneficial Owned After Offering includes 1,198,176 ADSs that would be issuable upon conversion of a portion of the convertible note after giving effect to the 9.99% beneficial ownership limitation. Lynrock Lake LP is the investment manager of Lynrock Fund and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over securities of the Company held by Lynrock Fund. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise voting and investment power over securities of the Company held by Lynrock Fund. The address of the foregoing entities is c/o Lynrock Lake LP, 2 International Drive, Suite 130, Rye Brook, New York 10573.

(7)Masters Capital Management, LLC is the general partner of each of (i) Marlin Fund, LP (“Marlin I”), (ii) Marlin Fund II, LP (“Marlin II”), (iii) Marlin Fund III, LP (“Marlin III”), and (iv) Marlin Master Fund Offshore II, LP (“Marlin Offshore,” and collectively with Marlin I, Marlin II, and Marlin III, the “Marlin Entities”). Michael W. Masters serves as managing member of Masters Capital Management, LLC. Mr. Masters, as managing member of Masters Capital Management, LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares held by the Marlin Entities. The principal business address of each of the Marlin Entities and of Masters Capital Management, LLC is 3060 Peachtree Road NW, Suite 1425, Atlanta, GA 3035.
(8)Potomac Capital Management serves as investment manager of Potomac Capital Partners V, LP. Paul J. Solit has the power to exercise investment and voting discretion of the shares held by Potomac Capital Partners V, LP and may be deemed to be the beneficial owner of such shares. The principal business address of Potomac Capital Partners V, LP is 299 Park Avenue, 21st Floor, New York, NY 10171.
(9)The principal business address of Renesas Electronics Corporation is 3-2-24 Toyosu, Koto-ku, Tokyo 135-0061, Japan.
(10)Sidus Investment Management, LLC serves as the investment manager for each of (i) Sidus Double Alpha Fund, LP (“Sidus Alpha LP”), (ii) Sidus Double Alpha Fund LTD (“Sidus Alpha LTD”), and (iii) Sidus Investment Partners, LP (“Sidus Investment,” and collectively with Sidus Alpha LP and Sidus Alpha LTD, the “Sidus Entities”). Michael Barone has the power to exercise investment and voting discretion of the shares held by the Sidus Entities and may be deemed to be the beneficial owner of such shares. The principal business address of the Sidus Entities is 767 3rd Avenue, 15th Floor, New York, NY 10017.

PLAN OF DISTRIBUTION
We are registering 46,733,972 ordinary shares issued to the Selling Securityholders and which may be represented by up to 11,683,493 ADSs, each of which represents four ordinary shares, to permit the Selling Securityholders and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares (or ADSs representing such shares) after the date of this prospectus to resell or otherwise dispose of the shares (or ADSs representing such shares) in the manner contemplated in this section. We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) in this offering. We will bear all fees and expenses incident to our obligation to register the shares (and ADSs representing such shares). In connection with this transaction, we entered into Registration Rights Agreements with the Selling Securityholders pursuant to which we agreed to file with the SEC a registration statement on Form F-3 covering the resale of such ordinary shares from time to time. We are registering the ordinary shares issued or issuable pursuant to the Securities Purchase Agreements in accordance with the Registration Rights Agreements in order to permit the Selling Securityholders to offer ordinary shares in the form of ADSs for resale from time to time.
The Selling Securityholders and any of their respective pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares (or ADSs representing such shares) or interests in any such shares on any stock exchange, market or trading facility on which the ordinary shares or ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Each of the Selling Securityholders may use one or more of the following methods when disposing of the shares represented by ADSs or interests therein:
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell ordinary shares (or ADSs representing such shares) as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through brokers, dealers or underwriters that may act solely as agents;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•delivery of shares (or ADSs representing such shares) in settlement of short sales;
•through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;
•broker-dealers may agree with such Selling Securityholder to sell a specified number of ordinary shares (or ADSs representing such shares) or interests in such shares at a stipulated price per share;
•a combination of any such methods of disposition; and
•any other method permitted pursuant to applicable law.
The Selling Securityholders may also sell shares under Rule 144 under the Securities Act or other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers, underwriters and other agents may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of ordinary shares (or ADSs representing such shares), from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved but any such discounts or commissions might exceed those customary in the types of transactions involved.
The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the ordinary shares (or ADSs representing such shares) by them and the pledgee or other secured party, transferee or other successor in interest may sell ordinary shares (or ADSs representing such shares) from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, secured party, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares (or ADSs representing such shares) in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest may be the selling beneficial owners for purposes of this prospectus and may sell such ordinary shares (or ADSs representing such shares) from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of Selling Securityholders to include the transferees, donees, pledgees or other successors-in-interest as a Selling Securityholder under this prospectus. The Registration Rights Agreements provide that certain transferees of the Selling Securityholders are entitled to the benefits of such agreement, subject to the terms and conditions set forth in such agreement.
Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares (or ADSs representing such shares) through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act will be filed, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of ordinary shares (or ADSs representing such shares) involved, (iii) the price at which such ordinary shares (or ADSs representing such shares) were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, if applicable, and (vi) other facts material to the transaction.
The Selling Securityholders also may transfer the ordinary shares (or ADSs representing such shares) in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of the ordinary shares (or ADSs representing such shares) or interests in such shares, the Selling Securityholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties, which may in turn engage in short sales in the course of hedging the positions they assume. The Selling Securityholders may also sell ordinary shares (or ADSs representing such shares) short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers or other third parties that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers, other financial institutions and other third parties or create one or more derivative securities which require the delivery to such broker-dealer, other financial institution and other third parties of ordinary shares (or ADSs representing such shares) offered by this prospectus, which ordinary shares (or ADSs representing such shares) such broker-dealer or other financial institution or third party may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction if required), including in short sale transactions. Third parties may use securities pledged by the Selling Securityholders or borrowed from the Selling Securityholders or others to settle sales or to close out any related open borrowings of securities, and may use securities received from the Selling Securityholders in settlement of those derivatives to close out any related open borrowings of securities.

The Selling Securityholders and any broker-dealers or agents that are involved in selling the ordinary shares (or ADSs representing such shares) may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, or FINRA, or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.
There can be no assurance that any Selling Securityholders will sell any or all of the ordinary shares (or ADSs representing such shares) registered pursuant to the registration statement, of which this prospectus forms a part.
We have advised the Selling Securityholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the ordinary shares (or ADSs representing such shares). The foregoing may affect the marketability of ordinary shares and the ADSs representing such ordinary shares. The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.
The aggregate proceeds to the Selling Securityholders from the sale of ordinary shares (or ADSs representing such shares) offered by them will be the purchase price of the shares less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase to be made directly or through agents. We will not receive any of the proceeds from this offering.
We are required to pay all fees and expenses incident to the registration of the shares, other than any underwriting fees, discounts and selling commissions, stock transfer taxes and fees and disbursements of counsel. We have agreed to indemnify each Selling Securityholder, each person who controls such Selling Securityholder and their respective officers, directors, employees, stockholders, members, representatives and affiliates in certain circumstances against certain losses, claims, damages or liabilities to which they may become subject, including certain liabilities under the Securities Act.
We have agreed with the Selling Securityholders under the Registration Rights Agreements to use our commercially reasonable efforts to ensure that the ordinary shares constituting registrable shares (and any ADSs in respect of such shares) under the Registration Rights Agreements are registered for sale under the Securities Act as contemplated by the Registration Rights Agreements. Such obligations shall cease and terminate, with respect to such registrable shares (and any ADSs in respect of such shares), upon the earliest to occur of (a) such time when there are no registrable shares outstanding, (b) such time such registrable shares (and any ADSs in respect of such shares) have been resold pursuant to a registration statement or Rule 144 under the Securities Act (or any similar provisions then in force), (c) such time that all such registrable shares (and any ADSs in respect of such shares) are freely transferable without limitation and without restrictions or conditions, or (d) the mutual written agreement of the Selling Securityholders and us.

EXPENSES RELATED TO REGISTRATION
The following is a statement of expenses in connection with the registration of the ordinary shares represented by ADSs pursuant to the Registration Rights Agreements. With the exception of the SEC registration fee, all amounts are estimates. The estimates do not include expenses related to offerings of ADSs by the Selling Securityholders. Each prospectus supplement describing an offering of ADSs will reflect the estimated expenses related to the offering of ADSs under that prospectus supplement.

SEC Registration Fee	$2,968
Printing Expenses	7,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Miscellaneous	32
Total	$70,000
LEGAL MATTERS
The validity of the ordinary shares underlying the ADSs offered by this prospectus and legal matters will be passed upon by Orrick Rambaud Martel.
EXPERTS
The consolidated financial statements of Sequans Communications S.A appearing in Sequans Communications S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2022 and the effectiveness of Sequans Communications S.A.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young Audit, independent registered public accounting firm, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2.1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:
•our Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on March 31, 2023; and
•our Reports of Foreign Issuer on Form 6-K furnished with the SEC on April 4, 2023 and May 3, 2023 (limited to the financial statements on pages 4-6 in Exhibit 99.1).
The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 6-K and Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 6-K and Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.
We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but that is not delivered with the prospectus at no cost, upon written or oral request to us. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: 15-55 boulevard Charles de Gaulle, 92700 Colombes, France. The telephone number at this address is +33 1 70 72 16 00.
We are a foreign private issuer (as such term is defined in the Exchange Act). We are subject to the informational requirements of the Exchange Act, file our annual reports on Form 20-F, and furnish reports on Form 6-K and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.
Our corporate Internet address is www.sequans.com. We make available free of charge on or through our website our annual reports, current reports, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by the SEC, rules. Information contained on our website is not part of this report or any other report filed with the SEC. The SEC also maintains an Internet site http://www.sec.gov that contains reports, proxy and information statements, and other information that we filed electronically.
As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to, among others, Rules 13a-11, 13a-13, 15d-11 and 15d-13 promulgated under the Exchange Act. Moreover, while we have and expect to continue to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in France, our home country. As a result, we are not subject to the reporting and other requirements of listed companies in France. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there is less publicly available information concerning our company than there would be if we were a U.S. public company.

Ordinary Shares
Represented by American Depositary Shares

PROSPECTUS
               , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
We maintain liability insurance for our directors and officers, including insurance against liabilities under the Securities Act.
Item 9. Exhibits

Exhibit Number	Description of Exhibit
3.1*	By-laws (statuts) of Sequans Communications S.A. (English translation), effective as of April 11, 2023
4.1
Deposit Agreement, dated May 14, 2018, among Sequans Communications S.A., The Bank of New York Mellon and owners and holders of American Depositary Shares (incorporated by reference from Exhibit 4.1 to the registrant’s Form 6-K filed November 16, 2020, File No. 001-35135)

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3*	Securities Purchase Agreement, dated April 3, 2023, between Sequans Communications S.A. and the purchasers listed thereon.
4.4*	Registration Rights Agreement, dated April 12, 2023, between Sequans Communications S.A. and the purchasers listed thereon.
4.5*	Securities Purchase Agreement, dated December 22, 2021, between Sequans Communications S.A. and Renesas Electronics Corporation.
4.6*	Registration Rights Agreement, dated January 11, 2022, between Sequans Communications S.A. and Renesas Electronics Corporation.
5.1*	Opinion of Orrick Rambaud Martel
8.1*	Tax Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Ernst & Young Audit, independent registered public accounting firm
23.2*	Consent of Orrick Rambaud Martel (included in Exhibit 5.1)
23.3*	Consent of Orrick, Herrington & Sutcliffe LLP (Included in Exhibit 8.1)
24.1*	Power of Attorney (included within signature page)
107*	Filing Fee Table
__________________
*Filed herewith.
Item 10. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information otherwise required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that a post-effective amendment need not be filed to include financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, Republic of France, on the 12 of May, 2023.

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Dr. Georges Karam
Name: Dr. Georges Karam
Title: Chief Executive Officer and Chairman
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Georges Karam and Deborah Choate and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dr. Georges Karam	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 12, 2023
Dr. Georges Karam

/s/ Deborah Choate	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	May 12, 2023
Deborah Choate

/s/ Wesley Cummins	Director	May 12, 2023
Wesley Cummins

/s/ Mailys Ferrere	Director	May 12, 2023
Mailys Ferrere

/s/ Yves Maitre	Director	May 12, 2023
Yves Maitre

/s/ Richard Nottenburg	Director	May 12, 2023
Richard Nottenburg

/s/ Hubert de Pesquidoux	Director	May 12, 2023
Hubert de Pesquidoux

/s/ Dominique Pitteloud	Director	May 12, 2023
Dominique Pitteloud

/s/ Zvi Slonimsky	Director	May 12, 2023
Zvi Slonimsky
SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Sequans Communications S.A. has signed this registration statement or amendment thereto in the City of Dallas, State of Texas, on May 12, 2023.

By:	/s/ Nikhil Taluja
Name: Nikhil Taluja
Title: Authorized Representative in the United States